Exhibit 99.2

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Met-Pro Corporation

Moderator:     Kevin Bittle
March 21, 2013
11:00 a.m. ET

Operator:	Good morning, my name is Kristi, and I will be your conference operator today. At this time, I would like to welcome everyone to the Met-Pro Fourth Quarter and Fiscal Year End Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question-and-answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

It is now my pleasure to hand the program over to Mr. Kevin Bittle. Please go ahead.

Kevin Bittle:	Good morning and welcome to Met-Pro Corporation’s earnings conference call for the fourth quarter ended and fiscal year ended January 31, 2013.

My name is Kevin Bittle and I am with the Company’s Creative Services Department.  With me on our call this morning are Ray De Hont, our Chief Executive Officer and President, and Neal Murphy, Vice President of Finance and Chief Financial Officer.

Before we begin, I would like to remind everyone that any statements made today with regard to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Please refer to our year end report for the fiscal year ended January 31, 2013, that will be filed with the SEC, for important factors that, among others, could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

With that, I will now turn the call over to Ray. Ray?

Ray De Hont:	Thank you, Kevin. Good morning, everyone, and welcome again from Harleysville, Pennsylvania.

Earlier this morning we released our fiscal year 2013 financial results for the fourth quarter and full year, which ended on January 31, 2013.  I hope all of you have had the opportunity to review them.  In a moment, Neal Murphy will provide more specific comments on our financial results, but first I would like to offer my perspective on our performance.

Overall fiscal 2013 was a solid year, as we experienced double-digit growth in both earnings and net sales when compared with fiscal 2012.  Fiscal 2013 also marked the third consecutive year with both earnings and net sales growth.  These results reflect the steady progress being made as our sales and marketing strategy, together with the productivity and efficiency enhancements implemented within our organization, continue to translate into improved financial performance.

In the fourth quarter, compared to the prior year, gross margins were up while total selling, general and administrative expenses as a percentage of sales were down, another indication of the steady progress being made improving operating efficiency.  On the strength of our strong second half we were able to restore fiscal year gross margins back to within their historical range at 34.4 percent for the year.

As a sign of the growing global strength of the Met-Pro brand and the continued success of our marketing strategy, quotation activity remains strong while our pipeline of potential opportunities continues to grow.  Though hesitation in releasing large capital projects kept new orders and backlog in the fourth quarter down from a year ago, new orders for large capital projects booked in January and February exceeded $7.5 million providing optimism regarding future market demand.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

We previously guided that our largest segment, Product Recovery Pollution Control Technologies, would be profitable for the full year; and that SG&A would trend in the 22 percent to 23 percent of revenue range on an annualized basis by the end of the year.  As you can see today, we met both of these commitments.

Before turning the call over to Neal, I am pleased to announce the Company’s Board of Directors declared a quarterly dividend of $0.0725 per share, representing a 2 percent increase compared to the dividend for the same quarter a year ago.  The dividend was paid on March 15, 2013 to shareholders of record at the close of business on March 1, 2013.  This is the twenty-second consecutive year that Met-Pro Corporation has paid a cash dividend.

Neal?

Neal Murphy:	Thank you, Ray, and good morning, everyone. In the course of my remarks, I’m going to switch back and forth between the fourth quarter and the full year as I speak to our operating performance.

With that, let's turn to sales.  Our consolidated net sales in the fourth quarter were $27 million, down 5 percent from the fourth quarter of last year, while for the full year, net sales were up 10 percent to a record $110 million.  And I’ll speak to the drivers in more detail as I discuss each segment.

Fourth quarter net sales in our Product Recovery Pollution Control Technologies segment were $11.8 million, down 14 percent from a year ago fourth quarter, but despite lower net sales, segment operating profits were up 53 percent from a year ago fourth quarter to $1 million for an 8.6 percent operating margin which reflects improved project margins as well as execution.

For the full year, net sales in this segment were up 12 percent to $49 million while operating profit was $1 million, down slightly compared to the prior year and this was primarily due to a weak first half of the year where income from operations in this segment was a loss of $900,000.  In the second half of this year, we earned $1.9 million in this segment so it really speaks to the turn about.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Turning next to our Fluid Handling segment, fourth quarter net sales were up 4 percent to $9.3 million.  Fluid Handling continues to produce our strongest operating margins at 22.4 percent for the quarter, although down from 26 percent a year ago.  But for the full year, Fluid Handling net sales were up 13 percent to $38 million, while operating income rose 21 percent to $10 million, or 26 percent of net sales, which is up from a 24.7 percent operating margin in 2012.

Next our Mefiag Filtration Technologies segment, fourth quarter net sales were up approximately $250,000 from the prior year fourth quarter on the strength of our U.S. and Asian markets.  Operating profits increased 47 percent due to higher volume, effective cost management and an improved product mix in the quarter.

For the year, Mefiag’s net sales totaled $13 million, which is essentially flat with the prior year, and results from sales increase in our North American and China operations, offset by a sales decrease in our European operation.  And this sales decrease is attributable to unfavorable foreign exchange translation where the U.S. dollar strengthened about 7 percent on average against the euro year-over-year.  Operating earnings in this segment were up 3 percent to $806,000 for an operating margin of 6 percent for the full year.

Finally fourth quarter net sales in our Filtration Purification Technologies’ segment decreased approximately $100,000 from the prior year fourth quarter principally due to weak municipal demand in our Pristine Water Solutions’ business unit.  This Filtration Purification Technologies segment recorded an operating loss of $33,000 in the quarter.  For the year, the Filtration Purification Technologies net sales were essentially unchanged from a year ago at $10.2 million while operating earnings were down around $300,000 year-over-year.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

We had some restructuring costs in this segment which while not material to Met-Pro as a whole did impact year-over-year earnings trends for this smallest of our segments.

International net sales for the full year increased $2.7 million over the prior year and this represents 28 percent of our net sales as products continue to gain global market acceptance.  Turning next to our gross margins, for the fourth quarter we reported consolidated gross margins of 35.1 percent, up 50 basis points from 34.6 percent in the year ago fourth quarter.

Improvement in margins over a year ago is attributable to mix basically a higher proportion of profitable fluid handling net sales as well as improved margins in our Product Recovery and Pollution Control business and generally better execution and cost control.  For the year we reported gross margins of 34.4 percent down from 35.3 percent a year ago.  And almost all of this decrease is attributable to a small number of projects earlier in the year in our Pollution Control and Product Recovery business and in the aggregate these, these projects resulted in negative gross margins.  And that was really a second quarter event that we’ve, we’ve discussed.

Selling, general and administrative expenses in the fourth quarter were 22.3 percent of net sales down from 23.1 percent in the fourth quarter of last year.  Compared to a year ago fourth quarter, SG&A is down nearly $550,000 in absolute dollar terms primarily due to lower selling expenses.  For the full year SG&A was 23.6 percent of revenue 110 basis point improvement from a year ago with much of the improvement achieved over the second half of the year.

Over the past several quarters, controllable general and administrative expenses have been relatively flat while selling expenses have fluctuated in line with new orders and variable sales commissions.  We expect to continue to reduce our SG&A percentage in fiscal year 2014 through a combination of cost control and revenue growth.  And over the next three years we’re targeting 20 percent SG&A for Met-Pro.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

We achieved operating margins of 12.8 percent for the quarter, up nicely from 11.6 percent a year ago on the strength of improved product mix and lower operating costs.

Turning to our tax rate, our rate for the fourth quarter was 31.3 percent as we were able to benefit from the U.S. Government’s extension of research and development tax credits.

Net income for the quarter was $2.4 million up 11 percent from a year ago with EPS of 16 cents, a 7 percent increase from 15 cents last year.  For the full year we earned a little over $8 million a 13 percent increase over last year.  Diluted earnings per share were up 15 percent to 55 cents as compared to 48 cents in the prior year.  And our balance sheet remains strong with cash on hand and short term investments at January 31, 2013 of $34.3 million and debt levels continue to be reduced dropping now to $2.6 million.

With that, I will turn the call back to Ray for some closing comments.

Ray De Hont:	Thank you Neal. Just a few concluding remarks before we open the call to your questions.

Quarterly fluctuation is endemic to our business and fiscal 2013 was no exception as we earned 20 cents per diluted share in the first half of the year and 35 cents in the second half of the year.  However if you look at the company on a trailing 12 month basis over the last several years, you’ll see a very nice steady upward trend line of stable earnings growth.

The global strength of the Met-Pro brands and more focused strategic sales and marketing efforts have enabled us to improve our penetration of targeted growth markets.  Together with the productivity and efficiency enhancements implemented within our organization, year-over-year we have steadily improved our financial performance.  This year we are particularly pleased with the turnaround achieved in our Product Recovery Pollution Control segment over the last six months of the year and the reduction in our operating expense ratio.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

These accomplishments have strengthened our organization and are helping to prepare us for our next stage growth.  As mentioned previously our quotation activity remains strong while our pipeline of potential opportunities continues to grow.  Gross margins should benefit from better project deal selectivity and execution.  And we should continue to see disciplined cost control increase the leverage in our business model.  This is a formula that we, should lead to continued steady growth and increased shareholder value.

I would like to thank the many loyal dedicated talented employees who have contributed to our success as well as thank our shareholders for their continued support.  I would also like to thank all of you for your participation in today’s call.  I will now turn the call back to Kevin Bittle.

Kevin Bittle:	Thank you Ray. We’d now like to welcome any questions you may have. I’ll ask our operator Kristi to provide instructions for this portion of the call.

Operator:
As a reminder, if you wish to ask a question, please press star then the number one on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.  Your first question comes from the line of Michael Gaugler with Brean Capital.

Michael Gaugler:	Hello?

Operator:	Mr. Gaugler, your line is open.

Michael Gaugler:	Good morning everyone.

Ray De Hont:	Hi, Michael.

Neal Murphy:	Good morning Michael.

Michael Gaugler:	Congrats on the, on the quarter and, and Ray particularly on the turnaround at Product Recovery, very noticeable in the numbers.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Ray De Hont:	Thank you.

Michael Gaugler:
I guess the only thing that sticks out to me and that I continue to watch is the cash build on the balance sheet, wondering what your thoughts were there perhaps maybe you know a bump in the dividend given how much you’ve got sitting there at the moment.

Ray De Hont:
Well, as far as the plan for the usage of the cash, we’re actively looking at some interesting opportunities at different sizes and timing with regards to acquisitions.  And there’s some nice possibilities that are out there that would complement our business.

As far as share repurchases, we constantly look at that and we have a tool in place as you well know, a share purchase plan, but we’ve done very limited share purchasing, share repurchasing in the past.

When you talk about the dividend, we're constantly looking at the dividend.  Last year we increased the dividend in December about 2 percent.  And the Board looked at that as far as how the business is going and you know, we make a decision as a full Board in that area.  So nothing specific right now Michael but we are looking at the different options.

Neal Murphy:	Kind of a high quality problem to have, right, but it’s good to have low debt and a nice cash balance to give us a lot of flexibility going forward.

Michael Gaugler:
Yes, no question.  Ray, can you give us any color on maybe where you're looking in terms of the acquisition front?  You know is it towards the pump business, Pollution Controls, maybe just a general overview of what you really, you know, what you see out there and where you might take the business?

Ray De Hont:
There are good opportunities on both sides, Michael.  There is, on the air side, you’ve got some that can fill some of the gaps let's say in our product offerings and maybe our geographical reach.  And the same thing on the pump side.  There are a number of companies out there, private companies of a scale that would fit right in and that would add to our product offering.

If you look at our pump business right now, they're primarily centrifugal pump businesses, different materials of construction but primarily centrifugal.  So, we're looking at it do we add other types of pumps to this product line?

So it’s both sides really, Michael, that we're looking to grow not only our air side but our liquid side and the pump side would be the ideal place.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Michael Gaugler:	All right. Well, thanks, guys. Again congrats.

Ray De Hont:	Thank you, Michael.

Neal Murphy:	Thank you.

Operator:	Your next question comes from the line of Jerry Sweeney with Boenning.

Gerard Sweeney:	Good morning guys.

Neal Murphy:	Hi, Jerry.

Ray De Hont:	Good morning, Jerry.

Gerard Sweeney:
I wanted to talk a little bit about Product Recovery and Pollution Control, then maybe a little bit about SG&A.  Nice to see the operating margins starting to pick up there.  Can you give a little bit more detail as to, you know, what you’ve done internally?  I assume we should expect this to be “permanent”.  I do understand that there is always some variability in revenue and going through that segment in particular but you know, what have you done internally to get to this level and maybe a little bit of detail on that front?

Ray De Hont:
Well, we made some structural, organizational type changes to improve things from a, an execution viewpoint that’s one.  We had some issues early in the year in the second quarter, as Neal had mentioned.

We’ve also looked at how we're selling and being more selective to who we're selling to and picking our spots a little more carefully to where we can generate the higher margins.  And based on our history and experience and the quality of our products, so those are two things.

The upfront side as far as being more selective, focusing on markets where we can get the higher gross margins and then the execution side, so when we get those that we can either meet the margin or improve the margin.  So those are the two areas that we really have focused on hard with that group.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Gerard Sweeney:
Then looking at SG&A, 20 percent goal three years out.  I mean that’s nice to see, I mean setting, putting a line in the sand, something we can expect to look forward to.  Some details on, you know, the plan, you know, how that’s going to be achieved and maybe if available, when, like how incremental are we, is this going to be a gradual, you know, you know nipping away at the size and you know incremental improvements or do you have some larger plans in place that will see a step down?  You know a little bit more detail on that.

Neal Murphy:
Sure, Jerry.  Yes, it’s, we think, the right level for our business.  We’ve made some investments in SG&A kind of ahead of growth.  And we see our growth continuing.  I think it’s more of an incremental thing.  Obviously, if an acquisition opportunity comes in that will have its own profile to it but we see it as just incrementally spreading our existing infrastructure over more and more sales.

We’ve taken some actions over the course of the year and if you even look at our fourth quarter run rate in SG&A, you can see that we're moving in the right direction.  So, that’s really what it is.  We’ve looked across our business and said, where are the value added activities.  And where are the ones that we can be focused more on efficiency.

Gerard Sweeney:
Okay, yes.  I mean so I did note, I mean you can see the step down and I guess the, well the G&A was about 50, well, sorry, I’m looking at my model here in real time, so.  The selling was down but that was probably commiserated with some of the revenue.  Okay.

Neal Murphy:	Yes.

Gerard Sweeney:	And then tax, just a little housekeeping, tax, you know in around the 32 percent to 33 percent going forward. There is a little bit of variability in there.

Neal Murphy:	Yes. I think that’s right. I'd say we're going to probably surround the 33 percent. It might be a little lower but…

Gerard Sweeney:	Okay.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Neal Murphy:	But that feels about right.

Gerard Sweeney:
And then finally, actually I just want to touch base on the pump side.  You know I know you had a great couple of quarters because you had that large pump project.  And then the operating margins popped down into the low 20s and I don’t want to focus on a quarter necessarily because that I know there is variability in, like you said, you look at the top line year-over-year over year it’s growing and there is variability in, on the quarter-by-quarter basis.

But the operating margins in the low 20s caught my eye a little bit.  Is that just a, you know, coming off a large project, maybe not as much coming in the fourth quarter?  Like you said some of, maybe some people pushing some projects out…

Ray De Hont:
Jerry, it was more, you know product mix as far as with the product mix and some timing of some expenses as far as you know the margin and you know, we’ve got very good opportunities out there in the pipeline.  As you know, it’s a business that’s a book-ship business.

Gerard Sweeney:	Yes.

Ray De Hont:
That can book a project and turn it around very quickly as we did last year with the $6 million job.  We booked that in April and before the end of the year, we shipped the whole project which had over 400 pumps in it.  And that’s in addition to the daily business.

So there are opportunities out there that we see.  I don’t think the fourth quarter, we're not concerned about the fourth quarter.  That’s something that’s going to continue it’s, we feel confident about that business going forward.

Gerard Sweeney:	Okay. Obviously, I mean it’s always been, I mean you do a great job in that space, so. That’s it from my end, so thanks a lot.

Ray De Hont:	Thanks Jerry.

Neal Murphy:	Sure.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Operator:	Your next question comes from the line of William Bremer with Maxim Group.

William Bremer:	Hello? Good morning, gentlemen.

Neal Murphy:	Hi, Bill.

Ray De Hont:	Hello, Bill, how are you doing?

William Bremer:
Okay, good.  I’m glad I got you.  All right.  I wanted to dig into the operating margins, EBITDA margins per segment a little bit.  And let's go right back to the pump side per the last caller, the 22 spot, 4 percent for the fourth.  You know on 9.3 million we haven't had a level that low in quite some time and I understand the mix issues but on that type of volume, I was just curious, your response there.

And then going forward for ’14 if it’s just a abnormality of that particular quarter, then are we backed with let's say the 25 percent level going forward?

Neal Murphy:
Yes, Bill, I guess to answer your questions I think the annual margin is a good indicator of the future.  We're always looking to through put and some efficiency continue to try to push that margin a bit.  But I think for modeling purposes, the annual margin percentage is probably a better indicator than the fourth quarter.  And in terms of the 9.3 million of revenue, it’s kind of pretty much, a fourth of our full year.

We were coming off of some fairly high order volume from a large shipment in the second and third quarter, but we feel good about continuing growth in that business.

William Bremer:
All right.  Same question, let's take it to Strobic Air here, and pretty much the Product Recovery arena.  The last two quarters you’ve definitely seen a sequential improvement from your cost incentives and restructuring, in ’14 are we looking now at sort of that type of range of EBITDA margins going forward?

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Neal Murphy:
Yes.  I think that’s right.  I think if you focus more on the operating margin.  I don’t have the EBITDA margin right in front of me but I think the operating margins in the mid to high single digits are what we see in the near term, the medium term.

William Bremer:
Okay.  Mefiag you know we have these quarters that we have double-digit margins and then a few hundred thousand of sales back and forth.  And we're down to low single digits.  Help me grasp how do I forecast this particular arena.  I mean definitely you guys are getting some projects that have very high margins.  And then there are some quarters that that just doesn’t translate.

Ray De Hont:
Well it’s just like Mefiag, Met-Pro overall, where the variability from quarter to quarter but the Mefiag business, one of the things that we're seeing now Bill is the housing market last year was up what, 12-1/2 percent or 13 percent.  Automobiles, outside of Europe, OK, the automobile industry is up, has been pretty strong.

These are two markets that drive the metal finishing and plating industry.  So we see some, we believe there will be an uptick globally in the metal finishing business.  Even with things being brought back to the U.S., they're being repatriated as far as companies doing the metal finishing here.  And when you look at Mefiag also as far as where they may go and it’s the printed circuit board industry.

They’ve developed a filter for that industry and they're working with one of the key chemical suppliers in that industry and we're seeing some traction there.  So you’ve got the come back of the housing, the sustainability of the automobile industry and then the moving into a new market that I think are a good signs for Mefiag.

Neal Murphy:
Yes.  And I think just to add to that, is that it is hard quarter-over-quarter.  We like to look at things more on an annual basis events and order patterns and our completed contract method of accounting can cause fluctuation quarter to quarter and in Mefiag’s business you are absolutely right;  the margins can float a little bit depending on mix amongst regions, depending upon products but you know when you come to the end, and you say Mefiag’s operating margins, they’re 6.2 percent this year versus 6 percent last year.  So it’s just kind of works as, it seems to work its way out.  But, but it is, it is a challenge from quarter to quarter.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

William Bremer:
Okay, one final question for me.  Let’s go to the balance sheet a little bit.  DSOs increased quite substantially year-over-year.  Is that due to the fact that we have 28 percent of net sales from the international markets and Neal, what’s the game plan to, to start to curtail that and bring that back?

Neal Murphy:
So in the, I think in the fourth quarter you’ll see our operating cash flow picked up quite a bit.  We had, some of it is timing of order pattern when you make a sale so it’s a point in time but, but in general our AR days outstanding are really pretty consistent on a on a year-over-year basis.

But to give you a sense of that I don’t have the number right in front of me but I believe our through the third quarter our operating cash flow was at about 1.7 million through nine months and is now up over 5 million for the full year as we, we had a lot of shipments late in the third quarter that were sitting in receivables that got converted into cash in the, in the fourth quarter.

William Bremer:	Okay, gentlemen, thank you.

Neal Murphy:	Great, thanks.

Ray De Hont:	Thanks Bill.

Operator:	Your next question comes from the line of Steve Shaw with Sidoti and Company.

Steve Shaw:	Hey guys.

Neal Murphy:	Morning Steve.

Ray De Hont:	Good morning Steve.

Steve Shaw:	Neal, I missed the Product Recovery number. What did you say that was down 14 percent to 11.8?

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Neal Murphy:	I’m sorry, were you looking at the revenue line? Or ...

Steve Shaw:	Yes, revenue.

Neal Murphy:	Yes, so for the year Product Recovery is up about just a little over 13 ...

Steve Shaw:	Twelve, 13.

Neal Murphy:	...percent. For the, for the quarter it was down about 14 percent, 13.7 down to 11.8.

Steve Shaw:	And what was the cause of that? There was a large contract coming off the books?

Neal Murphy:
No, I think it was, you know some of it is just again timing.  Some of it is that, as we communicated in the past, that you know, you can’t eat revenue and so we’re focused on, on selectivity; getting the right sales, sales that are going to translate to the bottom line and you’ll see that the profitability of our Product Recovery business is, has really improved pretty dramatically on the lower sales base.

Steve Shaw:
Right, okay, and you know everything was pretty much covered already.  I know you guys can’t get too specific but any color on any trends or anything that you’ve been seeing in the first quarter so far?

Ray De Hont:
Oh, we’re, we’re seeing, we’ve had some good bookings.  If you look at from, just from February through today, last year we were about on, on the larger projects we were about $1.2, $1.3 million in bookings.  We’ve already announced in a month and a half over $4 million worth of large project bookings in the air side of our business alone.

The good news there is also some of those have been the municipal market, which has pretty much been dead the last few years for the Product Recovery Pollution Control group, because they just weren’t buying.

And what we’re seeing now is an uptick there on the odor control side of the business where we, we have a very firm position.  So there’s some good news there and as I said you know we’re three times, almost four times the amount of bookings that we were a year ago at the same time.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Steve Shaw:	Okay. All right, thanks Ray, thanks Neal.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from the line of Jinming Liu with Ardour Capital.

Jinming Liu:	Good morning thanks for taking my question.

Neal Murphy:	Good morning.

Ray De Hont:	Good morning.

Jinming Liu:	Yes, first question, I don’t know whether you have or not, how much of your revenue for the whole year is related to aftermarket sales and service?

Ray De Hont:	It’s about oh I’d say somewhere in the 35 percent range this past year.

Jinming Liu:	Okay.

Neal Murphy:	Aftermarket and consumables.

Ray De Hont:	Again, that’s after market and consumables.

Jinming Liu:	Okay, plus consumables, Okay.

Ray De Hont:	Yes.

Neal Murphy:	Yes.

Jinming Liu:	Okay, good, just noticed in your last two-order announcement, there is, there was not timing for the delivery of, of those, of those two orders. Is there anything you can share with us?

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Ray De Hont:
I think one of the things is that just as from the quarter to quarter variability in our results, there’s variability, especially on the larger projects when you get the project timing as far as getting things returned and so forth, it can move around quite a bit and we just felt that we didn’t want to lead anybody in the wrong direction as far as saying something is going to ship in the quarter and then the customer either delays or something from a change in scope.

So we, we felt it was better to just leave it blank.

Jinming Liu:	But whether those two orders can be delivered within this fiscal year?

Ray De Hont:
I think out of the orders that we announced I think only one of them, one of them may go into next year.  It’s, it’s scheduled for either late this fiscal year or into the first quarter of next year, out of the four orders.

Jinming Liu:	Okay, good to know.

Neal Murphy:	I just want to, I’m sorry, go ahead.

Jinming Liu:
Yes, or just last thing I want to get into the selling expense for the fourth quarter.  Is, is came down dramatically if you know if I look at past three quarters it has been relatively steady.  Is there anything we should know is whether, whether it’s due to some structural change you made or is it simply just timing?

Ray De Hont:
I think it’s a combination of things as far as where, you know, the sales were down in the fourth quarter versus last year and then what happens is on some of our jobs we pay commissions to reps, distributors, to reps basically.  On other ones where we take them directly there’s no commission.  So that can better, that can be a variable that comes into play also.

But I don’t think it’s anything that was structurally that we did differently it was just that the timing of different things whether it be rep commissions, or the, the amount of sales that we actually had.

Jinming Liu:	OK, got that. Thanks a lot.

Ray De Hont:	OK.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Operator:	Your next question comes from the line of Leonard Kebrew, a private investor.

Leonard Kebrew:	Yes, am I on?

Operator:	Yes, sir.

Ray De Hont:	Yes.

Leonard Kebrew:	Hello?

Neal Murphy:	Good morning Leonard.

Leonard Kebrew:	Good morning. I was wondering what kind of policy Met-Pro has with regard to intellectual property? Do you protect your innovations and enforce them?

Ray De Hont:
We do; it’s on a case by case basis Leonard as far as in some cases you may not want to patent a certain product because what you’re doing is you’re disclosing a lot of information where in certain countries it can be used to where they, they can actually copy it and you’re not protected.

So we will choose on a case-by-case basis where we believe it’s best to actually apply for a patent and get a patent.  And in other cases, we’ll keep it close to the vest and not go for the patent because of the disclosure that we would have to do.

Leonard Kebrew:	Okay. Thank you.

Ray De Hont:	You're welcome.

Operator:	Again if you wish to ask a question, please press star one on your telephone keypad. You have a follow up question from the line of William Bremer with Maxim Group.

William Bremer:	Yes, gentlemen, just a follow up. You mentioned the bookings, 7.5 million January and February, how does that compare year-over-year to ’12 at this time?

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Ray De Hont:
Well, I can give you, I don’t know exactly from that point but Bill, what I can say is from February to mid-March, last year we did about 1.2 million in large projects, roughly 1.2 million.  This year we're at 4.3 million, 4.4 million in large projects.

William Bremer:	Yes.

Ray De Hont:	So that’s a comparison there. I’m not sure about January to January.

William Bremer:
Okay.  All right.  And then okay, and then, when you look out and you mention the types of acquisitions that you're planning or considering, very big difference in the two segments in terms of operating margin, which one do you feel is more in terms of the shorter term nature of potentially doing a bolt on acquisition?

Ray De Hont:
Boy, it’s tough to answer, Bill, because it’s not just us that we’ve got us to be concerned about, its the other side as far as the timing; when they're willing to you know close and so forth, but they're of a size that, both either side could wind up accelerating and closing at a period of time that’s either short, you know, one shorter than the other.  It’s very tough to gauge that.

William Bremer:
Okay and then very little in terms of stock buy back.  The last few years really has been concentrated in the fourth quarter really for I guess comp expense but can you remind us what is left in terms of the authorization on the stock buy back at this time.

Neal Murphy:	About a hundred, just a little under 150,000 shares.

William Bremer:	And will that be active within your 2014?

Neal Murphy:
Really not going to provide any forward guidance on that but you're right to say that for the most part over the last year and even really the last two years, it’s been substantially related to, you know, option redemption and executive compensation.

William Bremer:	Okay, gentlemen, thank you.

Ray De Hont:	Great, thank you.

Met-Pro Corporation
Moderator: Kevin Bittle
03-21-2013/11:00 a.m. ET
Confirmation # 13646242

Neal Murphy:	Thank you.

Operator:	There are no further questions at this time. I hand the program back over to Mr. De Hont for any further comments or closing remarks.

Ray De Hont:
Thank you, Kristi.  Once again, thank you for joining us this morning.  We hope we’ve been able to provide you with a useful update on Met-Pro’s progress and performance.  If you should have any further questions, please feel free to contact either Neal or me at any time.  Thanks everybody.

Operator:	And this does conclude today's conference call. You may now disconnect.

END